Exhibit 10.45

[Therma-Wave Letterhead]

March 12, 2003

Mr. Papken S. Der Torossian

Dear Papken:

As you are aware, the Board of Directors (the “Board”) of Therma-Wave, Inc. (the “Company”) has nominated you to serve as a director of the Company and has further nominated you to serve as Chairman of the Board.

If you consent to serve as a director of the Company and as Chairman of the Board, you will receive director fees in the amount of $10,000 per month. [You will not receive any additional fees for your attendance at Board or Board committee meetings.] Since you are not an employee of the Company, you will not be eligible to receive employee benefits. However, the Company will reimburse you for all out-of-pocket expenses you incur in your service as a director and as Chairman of the Board. You will also receive an option to purchase 400,000 shares of the Company’s common stock under the Company’s 2000 Equity Incentive Plan at an exercise price of $0.42 per share. Your option will vest automatically upon a merger or sale of all the assets of the Company.

Sincerely,

/s/ Boris Lipkin

Boris Lipkin
President and Chief Executive Officer